Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Diane McKenna	Suzi Sharp
214.265.2595	214.265.2558
dmckenna@metropcs.com	ssharp@metropcs.com

MetroPCS, Inc. Announces Extension of its Tender Offer and Consent Solicitation for its

10 3/4% Senior Notes Due 2011

Dallas- May 25, 2005 — MetroPCS, Inc. (“MetroPCS”) announced today that it has extended the expiration date of its previously announced cash tender offer and consent solicitation (the “Tender Offer”) relating to its 10 3/4% Senior Notes due 2011 (the “Notes”). The Tender Offer, previously set to expire at 5:00 p.m., New York City time, on Tuesday, May 24, 2005, will now expire at 5:00 p.m., New York City time, on Thursday, May 26, 2005 (the “Expiration Date”), unless further extended or earlier terminated by MetroPCS. As of 5:00 p.m., New York City time, on May 24, 2005, MetroPCS had received valid tenders and consents from holders of the Notes with respect to 100% of the outstanding principal amount of the Notes.

The terms of the Tender Offer, including the conditions to MetroPCS’ obligations to accept the Notes for purchase and pay the total consideration are set forth in MetroPCS’ Offer to Purchase and Consent Solicitation Statement, dated April 26, 2005. The Expiration Date is being extended to make the payment date of the Tender Offer fall on the currently anticipated closing date of the financing, which is a condition to the consummation of the Tender Offer.

The total consideration of $1,192.72 for each $1,000 principal amount of Notes under the Tender Offer as previously announced on May 10, 2005 will not change. Holders will also be paid accrued and unpaid interest up to, but not including, the date of payment for the Notes.

MetroPCS has retained Bear, Stearns & Co. Inc. to act as Dealer Manager for the Tender Offer and as Solicitation Agent for the Consent Solicitation. Questions about the Tender Offer or the Consent Solicitation may be directed to the Global Liability Management Group at Bear, Stearns & Co. Inc. at (877) 696-BEAR (US toll-free) or (877) 696-2327. Copies of MetroPCS’ Offer to Purchase and Consent Solicitation Statement and the Letter of Transmittal and Consent are available from the Information Agent, Mellon Investor Services LLC, by calling (877) 698-6870 (US toll-free).

This press release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Tender Offer and the Consent Solicitation are being made solely by means of the Offer to Purchase and Consent Solicitation Statement dated April 26, 2005.

About MetroPCS, Inc. – Dallas-based MetroPCS, Inc. is a wholly owned subsidiary of MetroPCS Communications, Inc. and a provider of wireless communications services. Through its subsidiaries, MetroPCS, Inc. holds 23 PCS licenses in the greater Miami, Tampa, Sarasota, San Francisco, Atlanta, Dallas, Detroit and Sacramento metropolitan areas. MetroPCS offers customers flat rate plans with unlimited anytime local and long distance minutes with no contract. MetroPCS is among the first wireless operators to deploy an all-digital network based on third generation infrastructure and handsets. For more information, visit the MetroPCS web site at www.metropcs.com.

Forward-looking statements – The matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including MetroPCS’ future expectations concerning its financial and operating performance. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from MetroPCS’ actual future experience involving any one or more of such matters and subject areas. Such risks and uncertainties include the ability to complete the Tender Offer and Consent Solicitation, the ability to satisfy the Financing Condition, the outcome of the MetroPCS’ 2004 audit and the restatements of the MetroPCS’ financial statements for 2002, 2003 and first quarter 2004, the results and consequences of the audit committee’s ongoing independent investigation, economic conditions in MetroPCS’ targeted markets, performance of MetroPCS’ technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of MetroPCS’ services, access to sufficient capital to meet operating and financing needs and other risks and uncertainties. This press release speaks only as of its date, and MetroPCS disclaims any duty to update the information herein.